Exhibit 10.1

FARMERS & MERCHANTS BANCORP, INC.

CHANGE IN CONTROL-SEVERANCE COMPENSATION AGREEMENT

This is a Change in Control - Severance Compensation Agreement (the "Agreement") made by and between Farmers & Merchants Bancorp, Inc. ("Company") and Benet Rupp ("Executive").

RECITALS

WHEREAS, Company is a bank holding company which is engaged in the business of banking and businesses incidental thereto.

WHEREAS, Executive possesses unique skills, knowledge and experience relating to the business of the Company and is presently employed by the Company or one or more of its subsidiaries.

· WHEREAS, Company desires to recognize the past and future services of Executive, and, in that connection, Executive desires to be assured that, in the event of a change in the control of Company, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive's severance because of a material change in his duties and functions.

WHEREAS, Company desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change of control is in the best interest of Company and its shareholders.

WHEREAS, Company desires to induce Executive to remain in the employ of the

. Company following a change of control to provide for continuity of management.

WHEREAS, Company and Executive have mutually agreed to amend and restate the terms of this Agreement in certain respects in order to clarify the terms on which severance pay would be due following a change of control of the Company.

NOW, THEREFORE, in consideration of the premises and of their mutual 'covenants expressed in this Agreement, the parties hereto agree to amend and restate the agreement in the following manner, intending to be legally bound thereby:

Section 1 - Definitions

A.
Board- "Board" shall mean the Board of Directors of Farmers & Merchants Bancorp, Inc.

B.
Cause - ''Cause" shall mean and be limited to Executive's (a) criminal dishonesty, (b) failure to perform his duties on an exclusive and substantially full-time basis (unless unable to so perform by reason of disability), (c) failure to act in accordance with any specific substantive instructions given by Company with respect to Executive's performance of duties normally associated with his position prior to the Change in Control (unless unable to so perform by reason ·of disability), or (d) engaging in conduct which could be materially damaging to Company without a reasonable good faith belief that such conduct was in the best interest of Company.

C.
Change in Control - A "Change in Control" shall have the meaning set forth on Exhibit A.

D.
Code - "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

E.
Company - "Company' shall mean Farmers & Merchants Bancorp, Inc. and, except in connection with the definition of Change in Control, any members of its Affiliated Group, as that term is defined in Section 1504 of the Code, and shall include any predecessor corporations of the Company and its Affiliated Group.

F.
Disability - "Disability" shall mean disability as determined under the plans, policies or programs applicable to the Executive and if no such plan, policy or program exists, "disability" shall mean the Executive is unable to perform the material and substantial functions or duties of the Executive's position due a medical condition (including mental conditions).

G.
Exchange Act "Exchange Act" means The Securities Exchange Act of 1934.

H.
OneYear of Compensation "One Year of Compensation" means the annual equivalent of the highest rate of the Executive's salary in effect during the one-year period ending with the date of the Change in Control, and the average amount, paid in cash as bonus and other incentive compensation for the three year period ending with the date of the Change in Control. "One Year of Compensation" shall not include any amount, other than salary and cash bonuses or cash incentive compensation, that may be included in Executive's taxable compensation for federal income tax purposes and reported to Executive and Internal Revenue Service (11IRS11) such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options.

Section 2 - Term of Agreement.

This Agreement shall be effective from the date hereof, until the termination of employment of the Executive for any reason, or two years following a Change in Control. Notwithstanding the forgoing, the obligations of the Company pursuant to Section 4 of this Agreement shall survive such termination insofar as provided thereunder. This Agreement shall not change, alter or amend any rights which either Company or Executive may have in respect of the termination of the employment of Executive by Company prior to a Change in Control. Nothing contained in this Agreement shall be construed to create any additional right or obligation of Executive to be employed by Company.

In addition to the forgoing this Agreement shall terminate on the date which the Company or any other member of its Affiliated Group, and over which Executive has managerial control, or which employs Executive, and which is a depository institution that is insured by an agency of any state or the United States Federal Government:

1.
becomes insolvent; or

2.
has appointed any conservator or receiver; or

3.
is determined by an appropriate federal banking agency to be in a troubled condition, as defined in the applicable law and regulations; or

4.
is assigned a composite rating of 4 or 5 by the appropriate federal banking agency or is informed in writing by the Federal Deposit Insurance Corporation that it is rated a

4 or 5 under the Uniform Financial Institution's Rating System of the Federal

Financial Institutions Examination Council; or

5.
has initiated against it by the Federal Deposit Insurance Corporation a proceeding to terminate or suspend deposit insurance; or

6.
reasonably determines in good faith and with due care that the payments called for under this Agreement, or the obligations and promises assumed and made under this Agreement have become proscribed under applicable law or regulations. Provided, however, if such law or regulations apply prospectively only, or for some other reason do not apply to this Agreement, then this Agreement shall not be deemed by Company to be proscribed.

Section 3 - Reduction in Compensation Proscribed After a Change in Control

During the term of this Agreement from the date of a Change in Control forward, Executive shall receive as compensation, while still employed by Company, a salary at a rate no less than the highest rate in effect during the one-year period before the Change in Control, and shall, in addition, be entitled to receive a bonus equal to at least the average of the last three years of bom1 e.3- paid before the Change in Control. In addition, during such period, the Company shall provide for Executive all of the fringe benefits and other perquisites as provided to any similarly situated employee of the Company, including but not limited to retirement benefits, health, disability, dental, life insurance, club memberships, etc., all of which shall be at levels and amounts no less favorable than levels and amounts in effect as of the Change in Control and at the same cost to Executive as provided to any similarly situated employee of Company.

Section 4 - Payments and Benefits for Termination of Employment Related to a Change in Control

A.
If during the term of this Agreement and:

1.
within two (2) years after the date of a Change in Control, Executive is discharged without Cause; or
2.
within two (2) years after the date of a Change in Control Executive resigns because he has: (i) been demoted or had his authority, duties or responsibilities materially reduced, (ii) had his compensation reduced or, (iii) had his principal place of employment transferred to a location greater than sixty (60) miles from the main office of the Company which is located at 307 N. Defiance Street, Archbold, Ohio; or

3.
within four (4) months before the date of a Change in Control, Executive resigns because he has: (i) been demoted or had his authority, duties or responsibilities materially reduced, (ii) had his compensation reduced, or (iii) had his principal place of employment transferred to a location greater than sixty (60) miles from the main office of the Company which is located at 307 N. Defiance Street, Archbold, Ohio; or

4.
within one year before the date of a Change in Control, the Executive is discharged by Company other than for Cause;

then the Company shall make the payments to Executive set forth in subsection B of this Section 4, provided that before a resignation under Section 4.A. 2 or 3, the Executive must have given notice to the Company of the existence of one or more of the conditions described in Sections 4.A. 2 or 3 within a period of ninety (90) days of the initial existence of the condition, has provided the Company a period of thirty (30) days after receiving the notice during which to the condition, and the Company has failed to do so within the thirty

(30) day period. ·

B.
In the event of the termination of Executive's employment as described in Section 4.A. Executive shall be entitled to receive One Year of Compensation paid in a single lump sum payment within fourteen (14) days of the later of termination of employment of the Executive or the occurrence of the Change in Control.
C.
If Executive's employment is terminated as described in Section 4.A. (1, 2, 3 or 4), then in addition to the above cash payment(s), Company shall continue at no cost to Executive for the term of the Benefit Period as defined below, Executive's coverage in Company's health, disability, dental, and life insurance at the same levels that had been provided immediately prior to his termination of employment. The Benefit Period shall commence

·. on the date of termination of the Executive's employment (or, if later, the effective date of the Change in Control) and shall end on the last day of the 12th consecutive whole month thereafter.

D.
In the event Executive dies before collecting all amounts and benefits due under this Section, any payments owed under Section 4.B. shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Executive and filed with Company, and if no such designation has been made, then to the surviving spouse, and if there is no surviving spouse, to his/her estate.

E.
Except as otherwise provided in Section 7, the payments and benefits provided for herein are in lieu of compensation, benefits or amounts the Executive might otherwise be entitled to from the Company by reason of termination of employment (except as required or mandated by law).

F.
In the·event the payments required under this Agreement, when added together with any other amounts or benefits required to be treated as parachute payments received by Executive in connection with a Change of Control under the provisions of Section 2800 of the Code, would otherwise result in an '1Excess Parachute Payment," as that term is defined in Section 2800 of the Code, then the amount of the payments provided for in this Agreement shall be limited to the maximum amount that can be paid to Executive under this Agreement without causing the total of such payments and all other amounts or benefits required to be treated as parachute payments received by Executive in connection with a Change of Control under the provisions of Section 2800 to equal or exceed 3.0 times Executive's "Base Amount" as that term is defined in Section 280G(b)(3) (or any successor thereto) of the Code.

G.
Any subsequent employment by Executive shall not reduce the obligation of the Company to make the full payments and provide the full benefits specified herein and Executive shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

H.
Notwithstanding the provisions of this agreement providing for a payment to be made upon a termination of the Executive's employment, if at the time the payment would otherwise be payable, Employee is a "specified employee' [as defined below and any portion of the payment must be treated as 11deferred compensation" with the meaning of the Internal Revenue Code (the 11Code'), section 409A, the distribution of that portion of the Employee's benefit which is not exempt from Section 409A of the Code may not be made until six months after the date of the Employee's "separation from service'' with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated there1mder], or, if earlier the date of death of the Employee. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market. For purposes of this subsection a 11specified employee" shall mean any Employee of the Company who is a "key employee'' of the Company within the meaning of Code section 416(i) and regulations thereunder, on December 31st of the prior calendar year. The provisions of this subsection providing for a delay in payment have been adopted only in order to comply with Code section 409A. These provisions shall be interpreted and administered in a manner consistent ..with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A and the delay in payment provided for hereunder shall only be applicable to the extent that, and with respect to the portion of which, such payments are proscribed thereby.

I.
Notwithstanding anything in this Agreement to the contrary, in the event any payment called for under the terms hereof is prohibited by law, including 12 CFR Part 359 of the Code of Federal Regulations, the Company shall have no obligation to make such payment to the extent of such prohibition.

Section 5 - Provision for Outplacement Services

In the event of the termination of employment of Executive as specified in Section 4.A. of this Agreement, Executive shall be entitled to six months of out-placement services following termination of employment. Such services shall include employment counseling, resume services, executive placement services and similar services generally provided to executives by professional executive out placement service providers. All costs of such out placement services shall be paid for by the Company.

Section 6 - Arbitration

The parties hereto agree to arbitrate any issue, misunderstanding, disagreement or dispute with respect to the terms of this Agreement before an arbitrator or an arbitration panel as hereinafter provided. The parties may agree to one mutually acceptable arbitrator. If the parties have been unable to agree upon one arbitrator, then each party may appoint one arbitrator and the two appointed arbitrators shall appoint a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, an Ohio common pleas court judge located in Fulton County Ohio chosen at random shall select the third arbitrator. Failure by a party to appoint an arbitrator, within 30 days of receipt of notice of the appointment of an arbitrator by the other party, shall be deemed as acceptance of arbitration by such single arbitrator. The arbitration shall occur in Archbold, Ohio1 or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

Section 7 - Right to Other Benefits

Nothing in this Agreement shall abridge, eliminate, or cause Executive to lose Executive's right or entitlement to any other Company benefit to which Executive may be entitled due to his status as an employee under any plan or policy of Company on such terms and conditions as are required of any employee under any plan or policy of Company. Further, nothing in this Agreement shall create in Executive any greater rights or entitlements, except as specified in this Agreement. The plans and policies referred to in this Section 7 include, but are not limited to, qualified and nonqualified retirement plans, life insurance plans, dental, disability or health insurance benefits, severance policies, and accrued vacation pay.

Section 8 - Miscellaneous

A Notice and Payments

All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to Company or to Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail, addressed as follows:

1.
If to Company:

Farmers & Merchants State Bank

Attn: Chairman, Compensation Committee

307 N. Defiance Street

Box 216

Archbold, OH 43502

2.
If to Executive:

Benet Rupp

3963 Timber Valley Dr.

Maumee, OH 43537

Company or Executive may, by notice given to the other from time to time and at any time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address.

B.
Payroll Taxes

Any payment required or permitted to be made or given to Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by Company in which Executive is a participant, and to all reporting, filing and other requirements in respect of such payments, and Company shall use its best efforts promptly to satisfy all such requirements.

C.
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

D.
Duplicate Originals

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

E.
Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretations, construction or meaning and are in no way to be construed as a part of this Agreement.

F.
Severability

If any provision of this Agreement or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, such provision or portion thereof shall nevertheless be effective and enforceable to the extent determined reasonable. Such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Company and Executive that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provisions unenforceable, then the provisions shall have the meaning which renders it enforceable.

G.
Number and Gender

When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

H.
Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of Company; provided, however, that Company may not assign this Agreement or any of its rights or obligations hereunder to any party other than a corporation, which succeeds to substantially all of the business and assets of Company by merger, consolidation, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the successor and assigns (including successive, as well as immediate, successors and assigns) of Executive; provided, however, that the right of Executive under this Agreement may be assigned only to his personal representative or trustee or by will or pursuant to applicable laws of descent and distribution.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed on and to be effective on , 2019.

In the Presence of:	Executive

Benet Rupp

FARMERS & MERCHANTS
BANCORP, INC.

By:

Exhibit A

Change in Control Definition

A "Change in Control" shall mean a "Change in Ownership" as defined in (a) hereof; a "Change in Effective Control" as defined in (b), hereof; or a "Change in Ownership of a Substantial Portion of Assets" as defined in (c) hereof, each of which shall be interpreted in a manner consistent with the definitions of these terms in Treasury Regulation Section l .409A-3(i)(5).

(a)
Change in Qwnership. For purposes of this Agreement, a change in the ownership of the Company occurs on the date -

(i)
that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(ii)
of the consummation of any merger, consolidation or reorganization with any other corporation pursuant to which the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

(b)
Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Company occurs on the date that either-

(i)
Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or '

(ii)
a majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.

(C)
Change in the Ownership of a Substantial Portion of the Company's Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to --

(i)
A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)
An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)
A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in section (iii) above.

For purposes of this subsection (c) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation. ·

(d) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering, However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation. Notwithstanding the foregoing, no trust Department or designated fiduciary or other trustee of such trust department of the Company or a subsidiary of the Company, or other similar fiduciary capacity of the Company with direct voting control of the stock shall be treated as a person or group within the meaning of hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Company or any of its subsidiaries, and no Trustee of any such plan in its capacity as such Trustee, shall be treated as a person or group within the. meaning hereof.